Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED
DECEMBER 31, 2010, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED FEBRUARY 28, 2011
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE - PASADENA, CALIFORNIA, February 26, 2011
     Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2010 amounted to $10,867,000 compared with $11,302,000 for the fourth quarter of 2009. Consolidated net income for the year ended December 31, 2010 was $72,212,000 compared with $54,073,000 for calendar 2009. The 2010 figures included after-tax net investment gains of $1,820,000 and “other-than-temporary” impairment (“OTTI”) losses of $13,664,000 realized in the fourth quarter, explained below, and after-tax net investment gains of $4,252,000 realized in the calendar year. No investment gains or losses or OTTI losses were realized in 2009.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting gain	$9,262	$6,148	$10,840	$7,222
Investment income	15,543	13,459	62,211	55,781
CORT furniture rental business	141	(1,951)	11,480	(1,359)
Precision Steel businesses	773	211	1,079	(648)
Other income (loss)	(3,008)	(6,565)	(3,986)	(6,923)
Realized net investment gains	1,820	---	4,252	---
Other-than-temporary impairment losses on investments*	(13,664)	---	(13,664)	---

Consolidated net income	$10,867	$11,302	$72,212	$54,073

Per share	$1.53	$1.58	$10.14	$7.59

    *At 2010 yearend, Wesco determined that an “other than temporary impairment” had occurred in the fair values of certain purchase lots of an equity investment that had been below cost for more than two years. Because Wesco’s consolidated balance sheet reflects investments carried at fair value, with net unrealized gains, after applicable income tax effect, included in shareholders’ equity, the realization of the OTTI loss merely resulted in a reclassification from net unrealized gains to retained earnings, another component of shareholders’ equity.
     Wesco’s consolidated net income, excluding realized net investment gains and OTTI losses, increased by $11.4 million for the fourth quarter of 2010 and by $27.6 million for the year, from the corresponding

2009 figures. Several factors were involved, including (1) improved profitability of CORT’s furniture rental business due to a reduction in operating expenses, (2) increased underwriting gain and investment income of Wesco’s insurance businesses, and (3) improving economic conditions. The operations of CORT and Precision Steel, although improved, continue to reflect the effects of weak economic conditions.
     On February 7, 2011, Wesco and Berkshire Hathaway (“Berkshire”) announced that they had entered into a definitive merger agreement, whereby Berkshire will acquire the remaining 19.9% of the shares of Wesco’s common stock that it does not presently own in exchange for cash or shares of Berkshire Class B common stock, at the election of each Wesco shareholder. The transaction requires the affirmative vote of holders of a majority of Wesco’s outstanding shares in favor of the adoption of the merger agreement, which will be sought at a special meeting of the shareholders of Wesco, and is subject to customary closing conditions. The transaction is also subject to a non-waivable condition that a majority of the outstanding shares not owned by Berkshire (and excluding certain specified shareholders) vote in favor of the adoption of the merger agreement. Berkshire has agreed to vote the Wesco shares it owns in favor of the transaction. Closing is expected to occur before the end of the second quarter of 2011. Reference is made to the Form 8-K filed by Wesco with the Securities and Exchange Commission (the “SEC”) on February 7, 2011 for the terms of the transaction and additional information. That report is available at no charge at Wesco’s website, www.wescofinancial.com, or the SEC’s website, www.sec.gov.
     Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statement as to the expected closing of the merger with Berkshire. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
     Wesco’s Form 10-K for the year ended December 31, 2010 will be filed electronically with the Securities and Exchange Commission next week, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-K will contain complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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